Exhibit  3.2
                                                ------------


                  Certificate of Amendment
                           of the
                Certificate of Incorporation

                             of

                   JOHN WILEY & SONS, INC.

      Under Section 805 of the Business Corporation Law

   -------------------------------------------------------
It is hereby certified that:

FIRST:  The  name of the corporation is JOHN WILEY  &  SONS, INC.

SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on January 15, 1904 under the name of JOHN WILEY & SONS.

THIRD: The amendment of the Certificate of Incorporation of the corporation effected by this certificate of amendment is as follows: To increase the aggregate number of shares of capital stock which the corporation shall have authority to issue from Sixteen Million (16,000,000) to Forty-four Million (44,000,000) by authorizing an additional Twenty Million (20,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share and an additional Eight Million (8,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.

FOURTH: To   accomplish  the  foregoing  amendment,  Article
        THIRD of the Certificate of Incorporation, relating to the number of shares of all classes of capital stock which the corporation shall have authority to issue, is hereby amended to read as follows: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Forty-four Million (44,000,000) shares, consisting of Two Million (2,000,000) shares of Preferred Stock with a par value of One Dollar ($1.00) per share, Thirty Million (30,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and Twelve Million (12,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.

FIFTH: The foregoing amendment of the Certificate of Incorporation of the corporation was authorized by a vote of the Board of Directors at a meeting held on June 22, 1995, followed by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the said amendment of the Certificate of Incorporation at a meeting of the shareholders held on September 21, 1995.

        IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

October 13, 1995


                              /s/  Robert D. Wilder
                                   -----------------------
                                   Robert D. Wilder
                                   Senior Vice President and
                                   Chief Financial Officer


                              /s/  Josephine Bacchi
                                   -----------------------
                                   Josephine Bacchi
                                   Corporate Secretary